CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the use of our report dated December 9, 2004, in the Registration Statement and related Prospectus of the UBS Pathfinders Trust, Treasury and Growth Stock Series Twenty Six.
  /s/ ERNST & YOUNG LLP
  New York, New York
  December 20, 2004